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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                    INTERCONTINENTAL TELECOMMUNICATIONS CORP.

                       (ORIGINAL ARTICLES OF INCORPORATION
                      FILED WITH THE SECRETARY OF STATE OF
                     THE STATE OF FLORIDA ON OCTOBER 7, 1998
                       AND MADE EFFECTIVE OCTOBER 3, 1998)

         Pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act, the undersigned Florida profit corporation amends and restates its Articles of Incorporation which was approved by the written consent of the Board of Directors and Shareholders on May 22nd, 2000 and the number of votes obtained was sufficient for approval:

                                    ARTICLE I
                                      NAME

         The name of this Corporation is Intercontinental Telecommunications Corp. (hereinafter called the "Corporation"). The address of the principal office and the mailing address of the Corporation is 2190 N.W. 89th Place, Miami, Florida 33172.

                                   ARTICLE II
                               NATURE OF BUSINESS

         This Corporation is being formed for the following purposes:

         A. To engage in any and all lawful business or activity permitted under the laws of the United States and the State of Florida.

         B. To generally have and exercise all powers, rights and privileges necessary and incident to carrying out properly the objects herein mentioned.

         C. To do anything and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any or all of the objects hereinbefore enumerated or incidental to the purposes and powers of this Corporation or which at any time appear conductive thereto or expedient.

                                   ARTICLE III
                                  CAPITAL STOCK

         The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is 120,000,000 shares, consisting of (i) 100,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"). The designations and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock of the Corporation are as follows:

         A. PROVISIONS RELATING TO THE PREFERRED STOCK

            1. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors of the Corporation (the "Board") as hereinafter prescribed.


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            2. Authority is hereby expressly granted to and vested in the
Board to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                  (a) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

                  (b) the number of shares to constitute the class or series and the designations thereof;

                  (c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                  (d) whether or not the shares of any class or series shall be redeemable, and, if redeemable, the redemption price or prices, the time or times at which and the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

                  (e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds are established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                  (f) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall accumulate;

                  (g) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                  (h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                  (i) such other special rights and protective provisions with respect to any class or series as the Board may deem advisable.

         The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class or series, and the


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shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

         B. PROVISIONS RELATING TO THE COMMON STOCK. The Common Stock shall be subject to the express terms of the Preferred Stock and any class or series thereof.

            1. Except as otherwise required by law or as may be provided by the resolutions of the Board authorizing the issuance of any class or series of Preferred Stock, as hereinabove provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

            2. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

            3. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation, if any, shall be divided among and paid ratably to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

         C. GENERAL PROVISIONS

            1. Except as may be provided by the resolutions of the Board authorizing the issuance of any class or series of Preferred Stock, as hereinabove provided, cumulative voting by any shareholder is hereby expressly denied.

            2. No shareholder of the Corporation shall have, by reason of its holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of the Corporation now or hereafter to be authorized, and any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or other rights of such shareholder.

                                   ARTICLE IV
                                TERM OF EXISTENCE

         This Corporation shall have perpetual existence unless sooner dissolved in accordance with the laws of the State of Florida.

                                    ARTICLE V
                           REGISTERED OFFICE AND AGENT

The street address of the registered office of the Corporation is 2190 N.W. 89th Place, Miami, Florida 33172, and the name of the registered agent of this Corporation at that address is Aili Almeida.




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                                   ARTICLE VI
                                    DIRECTORS

         A. NUMBER OF DIRECTORS

      The Corporation's Board shall consist of not less than three (3) nor more than nine (9) directors.

         B. DIRECTOR VACANCIES; REMOVAL

         Whenever any vacancy on the Corporation's Board shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors, or otherwise, such vacancy may be filled only (i) by the shareholders of the Corporation, upon the terms and subject to the conditions of the Stockholders Agreement so long as the Stockholders Agreement shall remain in effect or (ii) upon termination of the Stockholders Agreement, by a majority of directors in office, although less than a quorum of the entire Board.

                                   ARTICLE VII
                              SHAREHOLDER MEETINGS

         Except as otherwise required by law, special meetings of shareholders of the Corporation may be called by the Chairman of the Board, the Chief Executive Officer of the Corporation, the Board pursuant to a resolution approved by a majority of the entire Board, or by the holders of at least fifty (50%) of the Common Stock or the Series A Preferred Stock, voting separately as a class. Shareholders entitled to vote at a special meeting shall be given no less than then (10) and no more than sixty (60) days notice of the time and place of the meeting. Only business within the purpose or purposes described in the special meeting notice required by Section 607.0705 of the Florida Business Corporation Act may be conducted at a special shareholders' meeting.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         This Corporation shall indemnify any and all of its directors, officers, employees or agents or former directors, officers, employees or agents or any person or persons who may have served at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in which it owns shares of capital stock or of which it is a creditor, to the full extent permitted by law in existence now or hereafter. Said indemnification shall include, but not be limited to, the expenses, including the cost of any judgments, fines, settlements and counsel's fees, actually and necessarily paid or incurred in connection with any action, suit or proceedings, whether civil, criminal, administrative or investigative, and any appeals thereof, to which any such person or his legal representative may be made a party or may be threatened to be made a party, by reason of his being or having been a director, officer, employee or agent as herein provided. The foregoing right of indemnification shall not be exclusive of any other rights to which any director, officer, employee or agent may be entitled as a matter of law or which he may be lawfully granted.


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         IN WITNESS WHEREOF, the undersigned has executed these Amended and
Restated Articles of Incorporation on this 22nd day of May, 2000.


INTERCONTINENTAL TELECOMMUNICATIONS CORP.



By: /s/ William C. St. Laurent
    ------------------------------
    Name: William C. St. Laurent
    Title: President and Secretary


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              CERTIFICATE DESIGNATING THE ADDRESS AND AN AGENT UPON
                           WHOM PROCESS MAY BE SERVED


                               W I T N E S S E T H


That INTERCONTINENTAL TELECOMMUNICATIONS CORP. desiring to Amend and Restate their Articles of Incorporation under the laws of the State of Florida, has named Aili Almeida as its agent to accept service of process within this state.


ACKNOWLEDGEMENT:


Having been named to accept service of process for the above-stated corporation, at the place designated in this certificate, I hereby agree to act in this capacity, and I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties, and I accept the duties and obligations of Section 607-0505, Florida Statutes.



Dated this _____ day of May, 2000.


                                                ------------------------------
                                                Aili Almeida